January 15, 1998

Simmonds Capital Limited
1255 Yonge Street
Suite 1050
Toronto, Ontario
Canada

Attention:     MR. DAVID O'KELL

Dear Sirs:

Re:     SIMMONDS CAPITAL LIMITED & TRACKPOWER ("SCL")

Further to our letter of intent dated December 2, 1997, the purpose of this letter is to outline the terms and conditions upon which American Digital Communications, Inc. a Wyoming corporation ("ADC" or the "Purchaser") has agreed to purchase certain of the assets of SCL (the "Vendor") and assume certain liabilities all on the terms and conditions as provided for herein.

1.      PURCHASE PRICE

1.1 Subject to the terms and conditions hereof, and based upon the representations and warranties herein contained, the Vendor agrees to sell and the Purchaser agrees to purchase on or before January 23, 1998 (the "Closing Date") the assets listed in Schedule 1 hereto ( the "Purchased Assets") together with the beneficial use of the MMDS assets (fixed and subscriber equipment and the related license from Industry Canada) which are to be provided to Purchaser by a lease until such time as the Purchaser does not require the use of the assets that is after the Purchaser has converted the MMDS subscribers to the next satellite service (the "MMDS Lease").

1.2 Subject to the terms and conditions hereof, the aggregate Purchase Price payable by the Purchaser to the Vendor for the Purchased Assets to be paid and satisfied as follows:

        (a) the Purchaser will issue to the Vendor U.S. $1,000,000 face value of convertible preferred shares convertible into 1,000,000 shares of ADC's common stock;

        (b) the Purchaser will issue to the Vendor warrants to purchase an additional 500,000 ADC common shares at an exercise price of U.S. $2. The warrants will be exercisable in whole or in part until January 31, 2001.

        (c) when the Purchaser's retained earnings position becomes positive, as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), but not before, the Vendor will receive an amount equal to 10% of the Purchaser's annual EBITDA (earnings before interest taxes depreciaton and amortization all as determined in accordance with GAAP) and payable within 90 days of the Purchaser's year end provided that such amount shall not exceed an aggregate payment of U.S. $1,500,000. It is understood and agreed that this royalty payout is predicated on the Purchaser receiving dividend payments from TrackPower International Inc.; and

        (d) the Purchaser will assume U.S. $300,000 of existing accounts payable of the Vendor listed in Schedule 2 and assume the leases identified in Schedule 1 hereto and in each and every case indemnify the Vendor in respect thereof.

2.      REPRESENTATIONS AND WARRANTIES OF THE VENDOR

        By the Vendor's acceptance hereof, the Vendor represents and warrants as follows and hereby acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the purchase of the Purchased Assets:

2.1 All of the Purchased Assets are owned by the Vendor as the beneficial owner thereof and the Vendor has good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, demands and encumbrances whatsoever. The Purchased Assets together with the beneficial use of the MMDS assets to be provided by lease constitute all of the assets required by the Purchaser in order to continue the broadband business of the Vendor, including without limitation all rights to the trademark "TrackPower", but excluding the Canadian wireless spectrum business.

2.2 No person, firm or corporation has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase from the Vendor of any of the Purchased Assets.

2.3 The entering into of this agreement and the consummation of the transactions contemplated hereby will not result in the violation of the terms and provisions of any agreement, written or oral, to which the Vendor may be a party.

2.4 The Vendor is a resident of Canada within the meaning of the Income Tax Act (Canada).

3.      SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES.

3.1 The covenants, representations and warranties of the Vendor contained in this agreement shall survive the closing of the purchase and sale of the Purchased Assets and, notwithstanding such closing, shall continue in full force and effect until the first anniversary of the Closing Date.

4.      CLOSING ARRANGEMENTS.

4.1 The Closing shall take place on the Closing Date at 10:00 o'clock in the morning at the offices of the Vendor.

4.2 The obligation of the Purchaser to close this transaction shall be conditional upon the following conditions which are for the exclusive benefit of the Purchaser (but which may be waived by it in writing) having been satisfied on or before Closing:

        (a) the covenants, representations and warranties of the Vendor shall be true and correct on Closing;

        (b) the board of directors of the Purchaser shall have approved the transaction. It is understood that such approval is subject to the completion of satisfactory due diligence and financial pro formas;

        (c) all applicable regulatory approvals shall have been received and there shall be no regulatory, administrative or judicial proceedings seeking to restrain or prevent the consummation of the transaction provided for herein;

        (d) the Purchaser shall be satisfied with the relationship with The Ontario Jockey Club;

        (e)    the Purchaser  shall be satisfied  that the  employees  listed in
               Schedule 3 will be hired by the Purchaser and retained under a minimum 12 month employment agreement;

        (f)    the Vendor shall have indemnified the Purchaser in respect of the
               Purchaser's   waiver  of  compliance  with  the  Bulk  Sales  Act
               (Ontario);

        (g) the Vendor shall have executed and delivered a transfer and assignment of the TrackPower trade mark in the form and on the terms of the draft assignment annexed hereto as Schedule 4 and the MMDS Lease.

4.3 The obligation of the Vendor to close this transaction shall be conditional upon the following conditions which are for the exclusive benefit of the Vendor (but which may be waived by it in writing) having been satisfied on or before Closing:

        (a) the board of directors of the Vendor and its secured creditor shall have approved the transaction. It is understood that such approval is subject to the completion of satisfactory due diligence and financial pro formas;

        (b) the board of directors and officers of the Vendor will be as provided for in Schedule 5;

        (c) the Purchaser shall have waived compliance with the provisions of the Bulk Sales Act (Ontario);

        (d)    the  Vendor  shall be  satisfied  that the  employees  listed  in
               Schedule 3 will be hired by the Purchaser and retained under a minimum 12 month employment agreement; and the Vendor will have no further liability with respect to such employees and furthermore that the Purchaser has contracted for services of the Vendor's executive who are also identified in Schedule 3 for the sum of $25,000 per month for a period of not less than 18 months after Closing; and

        (e) the Purchaser has established an employee stock incentive plan for key employees providing up to 1,100,000 options at a price of U.S. $0.40 per share with an effective date of September 8, 1997; and

        (f) the Purchaser has agreed to convert the MMDS subscribers at Purchaser's cost to the new satellite service and indemnify the Vendor for any future claims or liabilities whatsoever.

5.      BOOKS AND RECORDS

5.1 On closing, the Vendor will deliver to the Purchaser all books, records and documents in its possession or under its control relating to its broadband asset business including TrackPower.

6.      TIME OF THE ESSENCE

6.1 Time shall be of the essence hereof.

7.      BENEFIT AND BINDING NATURE OF AGREEMENT

7.1 This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall enure to the benefit of and be binding upon the respective parties to the agreement and their respective successors and assigns.

8.      ANNOUNCEMENTS.

8.1     Neither   party will make any disclosure of this  agreement  without the consent of  the other party.

                                              5
If the foregoing accurately reflects the terms of our agreement would you please so indicate by dating and signing a copy of this letter and returning it to the sender.

Yours truly,

AMERICAN DIGITAL COMMUNICATIONS, INC.


Per:_____________________________________________
        R. Gene Klawetter, Chief Executive Officer



AGREED this                day of January, 1998.

SIMMONDS CAPITAL LIMITED


Per:_______________________________________
        John G. Simmonds, Chief Executive Officer